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                                                              OMB APPROVAL
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                                                       OMB Number 3235-0167
                                                       Expires: October 31, 2001


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 33-19736-A

                           CONDEV LAND FUND II, LTD.
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             (Exact name of registrant as specified in its charter)

        2479 Aloma Avenue, Winter Park, Florida 32792   (407) 679-1748
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0
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Pursuant to the requirements of the Securities Exchange Act of 1934, CONDEV LAND
                                                                     -----------
FUND II, LTD. has caused his certification/notice to be signed on its behalf by
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the undersigned duly authorized person.


                                        By: Condev Associates, General Partner
DATE: June 14, 2000                     By:  /s/ Robert N. Gardner
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                                             Robert N. Gardner, Partner


Instruction: This form is required by Rules 12-g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

           Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number